EXHIBIT 17.1

September 30, 2020

The Board of Directors

RenovaCare, Inc.

4 Becker Farm Road, Suite 105

Roseland, New Jersey 07068

Gentlemen,

Please be advised that I hereby tender my resignation as a Director and Chairman of the Board of RenovaCare, Inc., effective October 1 st, 2020.

Sincerely,

Harmel S. Rayat